800 East 101st Terrace
                          Kansas City, Missouri 64131
                          ---------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held on November 13, 1996
                       -------------------------------

To Our Shareholders:

   The Annual Meeting of Shareholders of The Rival Company (the "Company") will be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, at 9:00 a.m. local time, on Wednesday, November 13, 1996 for the following purposes:

   1. To elect a Board of Directors for the upcoming year;

   2. To act upon a proposal to ratify the appointment of KPMG Peat Marwick as independent public accountants for the Company for the fiscal year ending June 30, 1997; and

   3. To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on September 23, 1996, as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting.

   Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.


                               By Action of the Board of Directors


                               Stanley D. Biggs,
                               Secretary


Kansas City, Missouri
September 30, 1996

This page left blank intentionally.

                               PROXY STATEMENT



                    1996 ANNUAL MEETING OF SHAREHOLDERS
                                     OF
                             THE RIVAL COMPANY
                             -----------------




   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Rival Company for the Annual Meeting of Shareholders to be held on November 13, 1996.
   The close of business on September 23, 1996, has been fixed as the record date for the determination of the Shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 9,732,792 shares of Common Stock outstanding and entitled to vote at the meeting.

   Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder. Any proxy not specifying the contrary will be voted in favor of the Board of Directors' nominees for election as Directors, in favor of ratifying the selection of the accounting firm of KPMG Peat Marwick as independent auditors of The Rival Company and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. A shareholder giving a proxy has the right to revoke it at any time before it is voted by giving to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by submission of a later-dated proxy, or by revoking the proxy and voting in person at the Annual Meeting. Each share of Common Stock is entitled to one non-cumulative vote as to each nominee and issue presented.

   Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In tabulating the votes cast on proposals presented to shareholders, abstentions are counted and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

   The principal executive offices of the Company are located at 800 East 101st Terrace, Kansas City, Missouri 64131. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about September 30, 1996.

                                 PROPOSAL 1
                           ELECTION OF DIRECTORS


   The Board of Directors of the Company is currently composed of ten directors, whose terms of office will expire upon the election of their successors at the Annual Meeting. At the meeting, the shareholders will be asked to elect ten directors to hold office for one-year terms ending at the Company's 1997 annual meeting of Shareholders or until their successors are elected and qualified. The Company's Board of Directors has nominated each of the Company's current directors for re-election at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR each of the persons nominated.

   The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees. The ten nominees receiving the greatest number of votes will be elected as Directors at the meeting.

Nominees for Election

   The nominee directors and their respective ages, year first elected to the Board, positions and principal occupations are furnished below.

                               Year
                               First
Name                   Age    Elected    Position with Company
----                   ---    -------    ---------------------

Thomas K. Manning      54     1986       Chairman of the Board of Directors
                                         and Chief Executive Officer

William L. Yager       48     1994       Director, President and
                                         Chief Operating Officer

Jack J. Culberg        82     1986       Director

Todd Goodwin           65     1986       Director

John E. Grimm, III     74     1994       Director

Lanny R. Julian        53     1994       Director

Noel Thomas Patton     50     1995       Director

Beatrice B. Smith      55     1994       Director

William S. Endres      48     1994       Director, Senior Vice President
                                         Sales and Marketing

Darrel M. Sanders      55     1994       Director, Senior Vice President
                                         Operations

   Mr. Manning was named Chairman of the Board of Directors and Chief Executive Officer effective June 30, 1996. He was President and Chief Executive Officer from 1989 until 1996 and has been employed by the Company for over 20 years.

   Mr. Yager was named President and Chief Operating Officer effective June 30, 1996. From February 1992 through June 1996, he was Senior Vice President-Finance and Administration of the Company. He served as Vice President-Finance and Administration from September 1988 through February 1992.

   Mr. Culberg was Chairman of the Board of Directors from May 1988 through his resignation as Chairman on June 30, 1996.

   Mr. Goodwin has been a partner in Gibbons, Goodwin, van Amerongen ("GGvA"), a New York investment banking firm, for more than five years. Mr. Goodwin is also a member of the Board of Directors of Schuller Corporation, Schult Homes Corporation and Wells Aluminum Corporation.

   Mr. Grimm has been Chairman and Chief Executive Officer of Midbrook, Inc., a New York business consulting firm, for more than five years. Prior to that he was a corporate Vice President of the Colgate Palmolive Company.

   Mr. Julian is Chairman of DONLAN Marketing Group, L.L.C., a marketing consulting company. He was previously President of Ambassador Cards, a division of Hallmark Cards, Inc., a position which he held from 1992 through 1994. Prior to 1992, he served as President of Hallmark Marketing Corporation.

   Mr. Patton is a consultant to Patton Electric (Hong Kong), Limited, a wholly owned subsidiary of the Company. Mr. Patton was the owner, Chairman and Chief Executive Officer of Patton Electric Company for more than five years prior to its acquisition by the Company in April 1995.

   Ms. Smith has been Dean of the College of Human Environmental Sciences at the University of Missouri in Columbia, Missouri for more than five years.

   Mr. Endres was named Senior Vice President-Sales and Marketing of the Company in February 1992. He became Vice President-Sales and Marketing in September 1987. Mr. Endres has been employed by the Company for over 20 years.

   Mr. Sanders was named Senior Vice President-Operations of the Company in February 1992. He became Vice President-Operations in September 1987. Mr. Sanders has been employed by the Company for over 30 years.


Meetings of the Board of Directors and Committees

   The Board of Directors conducts its business through meetings of the Board and through activities of its committees and, when appropriate, by unanimous written consent in lieu of meetings of the Board or its committees. The Board of Directors met four times during the year ended June 30, 1996. The committees of the Board are the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee (the "Compensation Committee").

   The Executive Committee may be empowered to take all actions of the full Board of Directors at all times between regularly scheduled meetings of the full Board. The Executive Committee consists of Jack J. Culberg, Todd Goodwin, Thomas K. Manning and Beatrice B. Smith. The Committee did not meet during the year ended June 30, 1996.

   The Compensation Committee consists of Todd Goodwin, Chairman, John E. Grimm, III, and Lanny R. Julian. This Committee administers the Company's Stock Option Plans and determines the level of executive compensation, including amounts to be allocated under the Company's incentive compensation plan for executive officers and other key managers. The Audit Committee periodically reviews the Company's auditing practices and procedures and recommends independent auditors for selection by the full Board of Directors. The Audit Committee consists of Lanny R. Julian, Noel Thomas Patton and Beatrice B. Smith. These Committees each met once during the year ended June 30, 1996.

   The Company does not have a standing nominating committee of the Board or a committee performing a similar function.


                             EXECUTIVE OFFICERS

   Information regarding four of the Company's executive officers is included under "Nominees for Election." An additional executive officer is Stanley D. Biggs, age 38, the Company's Vice President, Chief Financial Officer and Corporate Secretary. Mr. Biggs was named Chief Financial Officer effective June 30, 1996. He became Secretary of the Company in December 1988 and Treasurer in November 1989. Mr. Biggs has been employed by the Company for the past 8 years.


                                 PROPOSAL 2
                      ELECTION OF INDEPENDENT AUDITORS

   The Company's independent auditors for fiscal 1996 were KPMG Peat Marwick, independent certified public accountants. At the Annual Meeting, the shareholders will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending June 30, 1997. The Audit Committee of the Board of Directors has recommended that KPMG Peat Marwick be re-elected as independent auditors for that year. The Board of Directors unanimously recommends that shareholders vote FOR this proposal.

   Representatives of KPMG Peat Marwick will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                           EXECUTIVE COMPENSATION


Summary Compensation Table

   The table below shows all plan and non-plan compensation awarded to, earned by, or paid to the Company's Chief Executive Officer ("CEO") and its four most highly compensated executive officers other than the CEO, for services rendered to the Company and its subsidiaries during the periods indicated.

                                                                      Long-Term
                                         Annual Compensation       Compensation (2)
                                         -------------------       ----------------
                                                                        Stock           All
                         Fiscal                                        Options         Other
Name and Title            Year     Salary       Bonus      Other(1)   Granted(#)   Compensation(3)
--------------            ----     ------       -----      --------   ----------   ---------------
Thomas K. Manning.........1996    $270,000    $128,253     $ 9,989      30,000        $43,213
 Chairman of the Board    1995     240,000      82,320      12,031      30,000         48,690
 of Directors and Chief   1994     240,000     161,045      11,625      30,000         48,038
 Executive Officer

William L. Yager..........1996     150,000      50,894       5,123      15,000         22,788
 President and Chief      1995     128,500      33,075       5,707      10,000         24,171
 Operating Officer        1994     122,000      68,220       5,531       9,000         23,181

William S. Endres.........1996     150,000      50,894       5,123      10,000         22,788
 Sr. Vice President       1995     128,500      33,075       5,707      10,000         24,171
 Sales and Marketing      1994     122,000      68,220       5,531       9,000         23,181

Darrel M. Sanders.........1996     150,000      50,894       5,123      10,000         22,788
 Sr. Vice President       1995     128,500      33,075       5,707      10,000         24,171
 Operations               1994     122,000      68,220       5,531       9,000         23,181

Richard M. Bertelli (4)...1996      97,757      33,400           -       3,300          5,162
 Vice President Sales     1995           -           -           -           -              -
 Kitchen Electrics        1994           -           -           -           -              -

1) Other Annual Compensation consists solely of cash payments made in March of each year to reimburse participants in the Company's Secular Trust Plan for a portion of the income tax liabilities incurred as a result of participating in this non-qualified retirement plan.

2) Stock options are the only form of Long Term Compensation currently provided by the Company.

3) The majority of All Other Compensation for each executive officer represents the Company's contributions to the Secular Trust Plan. The Secular Trust Plan was designed to replace benefits under the Company's defined benefit pension plan which are no longer available to the executive officers and certain other managers. Contributions to the Secular Trust Plan for fiscal 1996 were as follows: Mr. Manning, $42,657; Mr. Endres, $22,788; Mr. Sanders, $22,788; Mr. Yager, $22,788 and Mr.
    Bertelli, $4,606. The balance of the All Other Compensation represents the Company's payments for term life insurance and the Company's 401(K) matching contributions made on behalf of the executive officers.

4) The bonus amount for Mr. Bertelli includes $20,000 paid in July 1995 relative to his relocation and $13,400 paid under the 1996 Management Incentive Bonus Plan.


Stock Option Grants in Fiscal 1996
   The following table provides information concerning stock options granted during the year ended June 30, 1996 to the named executive officers.

                                      Individual Grants
                      ----------------------------------------------
                     Number of
                     Securities   % of Total                           Potential Realizable Value at
                     Underlying    Options                             Assumed Annual Rates of Stock
                      Options     Granted to     Exercise              Price Appreciation for Option
                      Granted     Employees in    Price     Expiration            Term (2)
      Name              #(l)      Fiscal Year    $/Share       Date          5%             10%
-------------------   -------     -----------    --------    -------      --------       ----------
Thomas K. Manning      30,000        16.9%       $24.125     5/05/06      $455,162       $1,153,471
William L. Yager       15,000         8.5         24.125     5/05/06       227,581          576,736
William S. Endres      10,000         5.6         24.125     5/06/06       151,721          384,490
Darrel M. Sanders      10,000         5.6         24.125     5/06/06       151,721          384,490
Richard M. Bertelli     3,300         1.9         16.000     7/10/05        33,206           84,149


1) The exercise price of each option was 100% of the fair market value of the Common Stock at the close of business on the date of grant. Twenty-five percent of the options issued to Mr. Bertelli as reported above are presently exercisable. At the end of each year following the date of grant, 25% of the options become exercisable, with accumulation privileges.

2) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date the referenced options were granted until their expiration date at the rate of 5% and 10% per annum compounded.



Aggregated Option Exercises in Fiscal 1996 and 6/30/96 Option Values
   The table below provides information concerning stock options exercised during the year ended June 30, 1996, by the named executive officers and the number and value of unexercised options held by them as of June 30, 1996.

                                                 Number of               Value of Unexercised
                    Options  Exercised         Unexercised                   In-the-Money
                    ------------------      Options at 6/30/96            Options at 6/30/96
                     Shares    Value    --------------------------    --------------------------
       Name         Acquired  Realized  Exercisable  Unexercisable    Exercisable  Unexercisable
------------------  ------------------  --------------------------    --------------------------
Thomas K. Manning     -0-      -0-          98,664       80,000        $1,417,289     $343,438
William L. Yager      -0-      -0-          56,540       31,500         1,011,183      117,188
William S. Endres     -0-      -0-          30,040       26,500           406,683      117,188
Darrel M. Sanders     9,540    186,615      20,500       26,500           189,063      117,188
Richard M. Bertelli   -0-      -0-             825        2,475             5,775       17,325



Retirement Plan
   During the year ended June 30, 1990, the accrued benefits under the Company's defined benefit pension plan of certain individuals defined under the Internal Revenue Code as "highly compensated," including all of the executive officers employed by the Company, were vested and frozen at their accrued benefit levels. Certain executive officers will receive retirement benefits under the Company's retirement plan as a result of accrued benefits available to such officers at the time their benefits were frozen. At regular retirement age, monthly benefits will be available as follows: Mr. Manning ($3,410), Mr. Endres ($1,405) and Mr. Sanders ($1,944).

Employment Agreements
   The Company has entered into Employment Agreements ("Agreements") with Messrs. Manning, Endres, Sanders and Yager. Each of the Agreements provide for severance pay equal to the executive's annual base salary in the event that the executive is discharged by the Company, other than for just cause (as defined in the Agreements). Additionally, the executive will receive severance equal to the executive's annual base salary if after a change of control (as defined in the Agreements), the executive terminates his employment with thirty days written notice to the Company within six months after he has been assigned services and responsibilities which are not substantially commensurate with the services and responsibilities which he was performing immediately prior to the change of control. The Company has also entered into employment agreements with its Vice Presidents, including Mr. Bertelli, providing severance pay under similar circumstances equal to six months base salary.


Director Compensation
   Generally, the members of the Board of Directors, other than executive officers of the Company, receive fees of $5,000 per quarter for serving on the Board. Mr. Culberg, however, acted as a consultant to the Company during fiscal 1996, providing services including those rendered in fulfilling his responsibilities as Chairman of the Board. The consulting fee paid to Mr. Culberg for the year was $45,000 plus expenses.

   In addition to the cash compensation, at each annual shareholders' meeting commencing with the 1995 meeting, each Outside Director elected to serve at such annual meeting receives a grant of a nonqualified stock option to purchase 1,000 shares, effective as of the date of the meeting, at an exercise price equal to the fair market value of the shares on the date of grant, and which shall become exercisable in four equal annual installments.


Compensation Committee Interlocks and Insider Participation
   The Compensation Committee currently consists of Todd Goodwin, Chairman, John E. Grimm, III and Lanny R. Julian. There are no compensation committee interlocks involving these individuals.


Related Party Transaction
   On April 21, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Patton Electric Company, Inc. and two of its affiliates. Patton Electric was wholly owned by Noel Thomas Patton and the two affiliates were jointly owned by Mr. Patton and his spouse. The Company retained rights to be indemnified by Patton Electric, its affiliates, Mr. Patton and his spouse (the "Selling Parties") against losses incurred by the Company because of breaches of representations, warranties and covenants in the Patton Electric purchase agreement. As part of the purchase price, the Company issued 850,000 shares of Rival common stock to the Selling Parties, 50,000 shares of which are held in escrow to secure the Company's indemnification rights. The Company and Mr. Patton executed a two year consulting agreement, expiring in April 1997, under which the Company agreed to pay Mr. Patton $200,000 per year. Mr. Patton was elected to the Board of Directors on May 10, 1995.

   The Company has been advised that insurance coverage for certain contingent liabilities assumed by the Company under the Patton Electric purchase agreement may be in jeopardy as a result of the failure of the Selling Parties to cooperate with the insurer. On August 29, 1996, the Company asserted a claim for indemnity against the selling parties for any loss which may be incurred by the Company due to the loss of such insurance coverage.

Compensation Committee Report on Executive Compensation
   It is the Company's policy that executive officers receive total compensation designed to attract, retain, and motivate high performance managers that is appropriate in light of the Company's performance and the interests of shareholders. Total executive compensation (base salary, bonus and stock options) for the executive officers is based upon the Company's operating performance as compared to the Company's strategic plan.


Base Salary
   The Company believes that its executives' salaries have generally been set at conservative levels when compared with salaries paid by other companies of comparable size to executives with similar skills. The base salaries are set at approximately the 25th percentile of salaries for similar positions based upon a survey of all industrial companies by a nationally recognized independent consulting organization. The Compensation Committee annually reviews the executive officers' salaries and, if warranted, approves changes. This review takes into consideration the Company's performance over the preceding year, each executive's individual performance and contribution, Committee approved merit increase guidelines, compensation levels at comparable companies and other factors.


Bonuses
   Each year, under the Management Incentive Bonus Plan, the Committee establishes a goal relating to the Company's operating income that sets the minimum and maximum bonus pools that may be earned. No bonus is paid to the Chief Executive Officer, the President, the Chief Financial Officer or the Senior Vice Presidents if a minimum level of budgeted operating income is not achieved. The incentive pool is established as a percentage of operating income earned by the Company over the threshold. A majority of the incentive pool generated by reaching the target is distributed in cash ratably to designated executive officers and managers at year-end based on a weighing of positions and base salaries. The remaining portion of the incentive pool is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Committee. The targeted and maximum bonuses payable to executive officers represent a significant portion of an executive's total compensation (25-30% of the total compensation derived from a combination of base salary, bonus and stock options).


Stock Options
   Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and to tie the interests of the executive officers directly to the performance of the Company's Common Stock. Under the Company's stock option plans, the Committee may award stock options related to the individual's level of responsibility within the organization that are designed to represent 25-30% of the executive officer's total compensation. Only through maximizing shareholder wealth will the Company's executive officers and other managers receive full potential of this important part of their compensation package.


Total Compensation
   The total compensation package consisting of base salary, bonus and stock options can fluctuate significantly based upon Company performance. If the Company meets its long term objectives which generally include average annual stock price and earnings growth of 15%, then it is contemplated that the executives' total compensation package would be at approximately the 75th percentile of compensation packages for all other industrial companies.

Committee's Bases for the CEO's Compensation
   Mr. Manning's compensation, like that of the other executive officers of the Company, is set in accordance with the aforementioned policies. As President and Chief Executive Officer, throughout fiscal 1996, Mr. Manning was responsible for the strategic plans and performance of the Company. In fiscal 1996, operating income and net earnings were below plan. As a result, Mr. Manning's bonus and total compensation remained below 1994 levels and below target.

   The issuance of additional stock options to Mr. Manning in fiscal 1996 are intended to provide incentives for continued focus on maximizing long-term shareholder wealth.


Deductibility Cap on Compensation Exceeding $1,000,000
   The Committee does not believe that proposed Internal Revenue Service regulations regarding non-deductibility of annual compensation in excess of $1,000,000 will have any material impact upon the Company, given the current salary and bonus levels of officers of the Company, and given the proposed treatment in the regulations of compensation under the Company's stock option plans. However, the Committee will continue to consider the effect of the new regulations upon the Company's executive compensation policies.


             Submitted by the Compensation and Stock Option Committee:



                                Todd Goodwin, Chairman
                                John E. Grimm, III
                                Lanny R. Julian

Performance Graph
   The following line graph compares the cumulative total return to shareholders of the Company's Common Stock to the Total Return Index for the Nasdaq Stock Market (approximately 4,000 stocks) and a peer group index of eight stocks from June 2,1992 (the date that Rival's common stock began trading on The Nasdaq Stock Market) through June 30, 1996. The graph assumes $100 invested at June 2, 1992 and reinvestment of dividends.

   The Peer Group consists of Black & Decker, General Housewares, Helen of Troy Corp., National Presto Industries, Inc., Royal Appliance Mfg. Co., Toastmaster, Inc. and Windmere Corporation.

(PERFORMANCE GRAPHIC)

       Value of $100 invested on June 2, 1992 with Dividends Reinvested

                     6/2/92   6/30/92   6/30/93   6/30/94   6/30/95   6/30/96
                     --------------------------------------------------------
The Rival Company    100.0      96        136       196       143       224
Nasdaq Stock Market  100.0      95        120       121       162       208
Peer Group           100.0      94         86        73       110       139

* $100 invested on 06/02/92 in stock or on 05/31/92 in index - including reinvestment of dividends. Fiscal year ending June 30.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

   The following table sets forth information regarding beneficial ownership of the Company's Common Stock by all present directors and the named executive officers. The table also sets forth the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by all directors and executive officers as a group and by each person who was known by the Company to own beneficially as much as five percent of the total outstanding shares of the Company's Common Stock as of the dates indicated. The table reports ownership as of August 30, 1996.


                                         Amount and Nature
                                           of Beneficial
Shareholder                                 Ownership(1)    Percent Owned(11)
-----------------------------------------------------------------------------
5% Shareholders:
   T. Rowe Price (2)                          822,000             8.1%
   Jurika and Voyles (3)                      744,800             7.4
   Neuberger & Berman (4)                     622,500             6.2
   Thomson, Horstmann & Bryant (5)            513,150             5.1
Directors and Named Executive Officers:
   Thomas K. Manning (6)                      210,727             2.1
   William L. Yager (7)                        63,840              .6
   William S. Endres                           96,420             1.0
   Darrel M. Sanders                           66,054              .7
   Jack J. Culberg                             34,900              .3
   Todd Goodwin (8)                            57,238              .6
   John E. Grimm, III                           1,800               *
   Lanny R. Julian                              1,700               *
   Noel Thomas Patton (9)                     850,250             8.4
   Beatrice Smith (10)                          1,700               *
   Richard M. Bertelli                            825               *
   All Directors and Named Executive
    Officers as a Group                     1,385,454            13.7

(1) The shares beneficially owned as scheduled above include those shares the following persons have the right to acquire within sixty days from August 30, 1996 by way of option exercise: Mr. Manning - 111,164; Mr. Yager - 61,040; Mr. Endres - 34,540; Mr. Sanders - 25,000; Mr. Grimm - 500; Mr.
     Julian - 500;  Mr. Patton - 250; Ms. Smith - 500 and Mr. Bertelli - 825.

(2) T. Rowe Price Associates, Inc. (100 East Pratt Street, Baltimore, MD) ("Price Associates") is a registered investment advisor, which has sole voting and investment power with respect to the shares indicated. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Jurika and Voyles, Inc. (1999 Harrison Street, Oakland, CA), is a registered investment adviser, which has sole voting and investment power with respect to the shares indicated.


(4) Neuberger & Berman (605 Third Avenue, New York, NY) ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. No single N&B client has an interest at N&B that amounts to 5% or more of the shares of The Rival Company. As of August 30, 1996, of the shares set forth above, N&B had shared dispositive power with respect to 622,500 shares, sole voting power with respect to 449,800 shares and shared voting power with respect to 0 shares.

(5) Thomson, Horstmann & Bryant, Inc. Park 80 W., Saddle Brook, NJ) is a registered investment advisor which has sole voting and investment power with respect to 294,700 of the shares indicated.

(6) Includes 30,000 shares held by Mr. Manning's spouse. Mr. Manning shares voting and investment power with respect to these shares.

(7) Includes 1,800 shares held by members of Mr. Yager's family. Mr. Yager shares voting and investment power with respect to these shares.

(8) Includes 3,000 shares held by Mr. Goodwin's spouse as to which he disclaims beneficial ownership.

(9) Includes 486,204 shares held by Mr. Patton's spouse, as to which he disclaims beneficial ownership and 357,744 shares held by a corporation in which Mr. Patton and his spouse each have a 50% ownership interest.

(10) Includes 1,200 shares held by Ms. Smith's spouse. Ms. Smith shares voting and investment power with respect to these shares.

(11) For purposes of determining this percentage, the outstanding shares of the Company include shares which such persons have the right to acquire within sixty days by way of option exercise.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
   The company filed with the Securities and Exchange Commission three weeks late Form 5 Annual Statements reporting on stock option grants to Thomas K. Manning, William L. Yager, William S. Endres and Darrel M. Sanders during the year ended June 30, 1996.


                               FINANCIAL DATA
   The Company's Annual Report containing financial statements of the Company for the year ended June 30, 1996, has been enclosed in the same mailing with this Proxy Statement. The Annual Report is not incorporated in this Proxy Statement and is not deemed a part of the proxy soliciting material.


                               OTHER MATTERS

   No other matters are intended to be brought before the meeting by the Company, nor does the Company know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment.

   In addition to the solicitation of proxies from shareholders by use of the mails, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone or telegram. Such persons will receive no additional compensation for their services. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of Company Common Stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, will be borne by the Company.

                            SHAREHOLDER PROPOSALS

   Shareholders who wish to present proposals for action at the Annual Meeting of Shareholders to be held in 1997 should submit their proposals to the Company at the address of the Company set forth on the first page of this proxy statement. Proposals must be received at the Company's corporate office no later than May 31, 1997 for consideration for inclusion in the next year's proxy statement and proxy.



                                    By order of the Board of Directors


                                    Stanley D. Biggs
                                    Secretary

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                                      16

                              THE RIVAL COMPANY

                    NOTICE TO NON-REGISTERED SHAREHOLDERS

                            RE:  INTERIM MAILINGS

   The Rival Company ("Rival") plans to maintain a Supplemental Mailing List which will include the names of shareholders whose shares are registered in the name of a broker, bank or other intermediary rather than in the shareholders' own name. Rival will mail interim financial material (e.g., quarterly reports) directly to such non-registered shareholders on the Supplemental Mailing List. This list is in addition to, and separate from, the Registered Shareholder Mailing List maintained by Rival's Registrar and Transfer Agent.

   If you are a non-registered shareholder and wish to receive quarterly reports, you must have your name added to our Supplemental Mailing. Please detach and return the reply section of this notice to the Company by mail or fax as indicated below.

   Registered shareholders will continue to receive interim mailings and need not reply.

   Alternatively, shareholders can access the quarterly shareholders' report through the Internet--http://www.rivco.com.

   If you have questions, please call 816/943-4100 and ask for Investor
Relations.



PLEASE COMPLETE AND DETACH THE FORM BELOW


-----------------------------------------------------------------------------

   To receive interim financial reports of The Rival Company, please PRINT your name and address in the space below and return this reply section of the notice via mail or Fax.

NAME OF NON-REGISTERED SHAREHOLDER___________________________________________

MAILING ADDRESS______________________________________________________________

_____________________________________________________________________________
                                                         Postal Code/Zip Code


            Mail to:                              Fax to:

            Investor Relations                    Investor Relations
            The Rival Company                     The Rival Company
            800 East 101st Terrace                816/943-4195
            Kansas City, MO  64131